Exhibit 10.7

Notice of Restricted Stock Unit Grant

Name of Participant:	Joseph R. Hinrichs
Person Number:	[ID #]
Target Grant Amount:	[Target Grant Amount]
Number of Units Granted:	[# Units Granted]
Grant Date:	[Grant Date]
Vesting Schedule:	[# of Units] [# of Units] [# of Units]	February 15, 2024 February 15, 2025 February 15, 2026
Grant Number:	[Grant #]

CSX Corporation (“CSX” or the “Company”) has granted to you Restricted Stock Units (“RSUs”) as part of the Company’s 2023-2025 Long-Term Incentive Plan, wherein each unit represents one share of CSX common stock. Your grant has been made pursuant to the CSX 2019 Stock and Incentive Award Plan (the “Plan”), which is incorporated herein by reference, and together with this Notice and Restricted Stock Unit Agreement (the “Award Agreement”) set forth the terms and conditions of this grant.

CSX reserves the right to terminate, change or amend this Award Agreement or the Plan at any time in accordance with the terms of the Plan. Receipt of this grant does not obligate CSX to make any additional grants to you. This grant, or a portion thereof, may be subject to forfeiture if you terminate employment as set forth in this Award Agreement.

ACTION REQUIRED: YOU MUST ACCEPT YOUR AWARD AGREEMENT ELECTRONICALLY OR YOUR AWARD MAY BE SUBJECT TO FORFEITURE.

Please review the terms of the Notice, Award Agreement and the Plan carefully; a copy of the Plan is available for review on the CSX Gateway.

Purpose and Objective
CSX Corporation (“CSX” or the “Company”) issues Restricted Stock Units, as described in the CSX 2019 Stock and Incentive Award Plan (referred to herein as RSUs) in order to reward eligible employees for their contribution toward CSX’s improved operating and financial performance, ultimately creating shareholder value and driving long-term success for CSX. The RSUs are issued as part of the Company’s 2023 - 2025 Long-Term Incentive Plan and are subject to the terms and conditions of the CSX 2019 Stock and Incentive Award Plan (the “Plan”). An RSU represents the right to receive one share of CSX common stock.

Restricted Period
The “Restricted Period” shall be the period from February 15, 2023 through February 15, 2026.

Vesting
The RSUs will vest on a graded schedule over three years with one-third of the RSUs vesting on February 15, 2024, one-third vesting on February 15, 2025, and one-third vesting on February 15, 2026 (“the final vesting date”) subject to your continuous employment through each vesting date, except as provided below under Impact of Change in Employment Status.

Delivery of Shares
Vested RSUs will be settled as soon as practicable, but in no event later than 60 days, after completion of each vesting date set forth above under Vesting in the form of CSX common stock.

Impact of Change in Employment Status
Except as provided below, if your employment terminates before the end of the Restricted Period for any reason other than as set forth above, you shall forfeit any and all RSUs.

Termination without Cause or for Good Reason Prior to Vesting
Consistent with your August 29, 2022 Letter Agreement (the “Letter Agreement”), in the event of your separation from employment due to a termination of employment by the Company without Cause or if you resign for Good Reason prior to achievement of Retirement Age (as defined below), the RSUs will vest on a pro-rata basis determined by multiplying the number of shares of CSX common stock covered by the RSUs by a fraction, the numerator of which is the number of months that have elapsed from the grant date set forth in the Notice through your termination date and the denominator of which is the total number of months in the Restricted Period, and CSX common stock will be issued as soon as practicable, but in no event later than 60 days, after the next-occurring vesting date following the date of separation.

Termination Due to Death or Disability Prior to Vesting
If your employment terminates due to death or Disability prior to the last day of the Restricted Period, all RSUs shall remain outstanding and continue to vest per the vesting schedule set forth under Vesting above. “Disability” shall mean long-term disability as defined in the long-term disability plan of CSX covering the Participant.

Termination Due to Retirement Prior to Vesting
Consistent with your Letter Agreement, if your employment terminates after reaching Retirement Age either (i) by CSX without Cause or by you for Good Reason (each as defined in your Letter Agreement) or (ii) by you due to your voluntary retirement by providing CSX with at least 180 days’ notice of your plans to retire (which period may be waived in full or in part by CSX), these RSUs will remain outstanding and will continue to vest per the vesting schedule set forth under Vesting above. “Retirement Age” shall mean your attainment of age 60 plus at least 5 years of continued service with the Company (unless the Company has notified you of its intent to terminate your employment for Cause or grounds to terminate your employment for Cause exist at such time).

Competing Employment Following Termination
Notwithstanding the foregoing, if your employment is terminated for any reason prior to expiration of the Restricted Period and you violate the terms of your Confidentiality, Non-Solicitation and Non-Competition Agreement dated September 1, 2022, then the RSUs shall be terminated without further obligation on the part of CSX or any affiliate.

Termination for Cause/Moral Turpitude
If your employment is terminated for Cause all unvested RSUs shall lapse and terminate immediately.

Dividend Equivalents
At the end of the Restricted Period, you will be eligible to receive Dividend Equivalents based upon the number of vested RSUs paid to you. The Dividend Equivalents will equal the aggregate amount of dividends declared and paid per share of CSX stock for each quarter during the Restricted Period multiplied by the number of vested RSUs paid to you. The Dividend Equivalents will be paid upon settlement in the form of CSX stock subject to applicable withholding taxes.

Taxation of Restricted Stock Units
RSUs will be settled in shares of CSX common stock. The value received by the Participant is taxable income; therefore, CSX is required to withhold income taxes at the prescribed rates for both supplemental income and employment taxes in accordance with applicable tax laws. CSX will withhold the minimum number of whole shares equal in value to the minimum statutory required amount. Participants in the CSX Executives’ Deferred Compensation Plan may be able to defer receipt of RSUs in accordance with the terms of that plan.

Non-Transferability
The RSUs may not be sold, assigned, pledged, exchanged, or otherwise transferred, encumbered or disposed of by the Participant other than by will or by the laws of descent and distribution.

Change of Control
In the event of a Change of Control (as defined in your Form of Change of Control Agreement with the Company, dated as of September 26, 2022) and the successor or acquiring company or a direct or indirect parent entity of the successor or acquiring company does not arrange to continue or convert the RSUs or grant a Substitute Award, as provided under Section 13 of the Plan, CSX may, without your consent, elect to provide any one or more of the following:

(a) The RSUs shall be terminated as of the Change of Control in exchange for a payment in cash equal to the Fair Market Value (as defined in the Plan) of the shares underlying the RSUs multiplied by the prorated number of RSUs that otherwise would have vested on the next-occurring vesting date based upon the number of full months employed since the preceding vesting (or if there has not yet been a vesting date, since the grant date) and prior to the month in which the Change of Control is effective; or

(b) The prorated number of RSUs that otherwise would have vested on the next-occurring vesting date based upon the number of full months employed since the preceding vesting (or if there has not yet been a vesting date, since the grant date) and prior to the month in which the Change of Control is effective shall immediately vest as of a date prior to the Change of Control, to the extent not previously terminated.

Shareholder Rights
The RSUs shall confer no other shareholder rights upon the Participant except as provided herein unless and until such time as the award has been settled by the issuance of CSX common stock to the Participant.

Not a Contract of Employment or Right to Future Awards
Nothing in this Award Agreement shall be interpreted or construed to create a contract of employment between CSX and the Participant or a right to receive equity awards in the future. This Award Agreement is intended solely to provide Participant an incentive to continue existing employment.

Section 409A
Participant understands and agrees that all payments made pursuant to this Award Agreement are intended to be exempt or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted on a basis consistent with such intent.

Severability
If any terms and conditions herein are, become, or are deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of CSX, it shall be stricken and the remainder of the terms and conditions shall remain in force and effect.

Choice of Law; Jurisdiction
All questions pertaining to the construction, regulation, validity, and effect of the terms and conditions shall be determined in accordance with the laws of the state of Florida, without regard to the conflict of laws doctrine.

Restrictions on Resales of Shares Acquired Pursuant to Settlement
CSX may impose such restrictions, conditions or limitations as it deems appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any common stock issued as a result of the settlement of the RSUs, including without limitation (a) restrictions under an insider trading policy; (b) restrictions or limitations pursuant to any stock ownership guidelines as may be in place from time to time; (c) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other award-holders; and (d) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

Clawback Provision
The RSUs shall be subject to any policy regarding the recoupment of incentive compensation that is adopted or maintained by CSX, as such policy may be amended from time to time.

By accepting this award of RSUs, the Participant acknowledges and agrees that this Award Agreement is governed by the terms and conditions of the Plan and is subject to all policies of CSX, including any applicable policy on the remuneration of incentive compensation. Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan. This Award Agreement shall be effective as of February 15, 2023.

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